Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation 6100 N. Western Avenue Oklahoma City, OK 73118

FOR IMMEDIATE RELEASE

FEBRUARY 26, 2009

OKC MEDIA CONTACT: TOM PRICE, JR. SENIOR VICE PRESIDENT – CORPORATE DEVELOPMENT (405) 935-9257 tom.price@chk.com	WEST VIRGINIA MEDIA CONTACT: SCOTT ROTRUCK VICE PRESIDENT – CORPORATE DEVELOPMENT (304) 353-5058 scott.rotruck@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PLAN TO REORGANIZE
ITS EASTERN DIVISION OPERATION IN CHARLESTON, WEST VIRGINIA

Key Positions Will be Relocated to Oklahoma City as Part of Plan to Optimize
Development of the Marcellus Shale

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 26, 2009 – Chesapeake Energy Corporation (NYSE:CHK) announced plans today to reorganize its Charleston, West Virginia-based Eastern Division from a regional corporate headquarters to a regional field office consistent with the business model the company uses elsewhere in the country.  As a result, Chesapeake will consolidate the management of its Eastern Division land, legal, accounting, information technology, geoscience and engineering departments into the company’s corporate offices in Oklahoma City.  Personnel representing corporate development, midstream and some human resources and land functions will remain in Charleston.  Field operations will not be affected.

Approximately 215 of the current 255 Charleston-based positions will be either moved to Oklahoma City or eliminated, with approximately 40 positions remaining in Charleston as part of the regional field office.  Severance packages and extensive employment outplacement services will be provided to the employees affected by the reorganization, which will be completed June 30.

Steven C. Dixon, Executive Vice President – Operations and Chief Operating Officer, said, “Moving key disciplines to Oklahoma City will allow us to better utilize our advanced technologies and management practices at the corporate office and more quickly develop the tremendous potential of the Marcellus Shale.  While this move will provide some cost savings over time, the most significant driver of the decision announced today is to optimize our operational performance.  The management structure utilized in our other major shale plays – the Barnett, the Fayetteville and the Haynesville – has proven to be very successful.  We believe that the collaboration afforded by having our teams of landmen, geoscientists, engineers, and senior management working in close proximity on our Oklahoma City campus will promote quicker and improved  decision-making  and improve execution and responsiveness as we move forward with the nation’s highest-potential drilling program.  This is particularly important and timely because of our need to ramp up Marcellus Shale activity under our $3.375 billion joint-venture agreement with StatoilHydro.”

Martha A. Burger, Senior Vice President – Human and Corporate Resources, said, “We have been considering this reorganization as tightening credit markets and declining energy prices have dictated a reduction in capital spending and the elimination of cost redundancies.  As a result, we believe this change is in the best interests of our company and shareholders.  We will still have a significant presence in West Virginia with combined employment in Charleston and in various field offices of more than 400 employees – approximately 160 more West Virginia jobs than when we acquired Columbia Natural Resources in late 2005. And we expect to remain a major economic player in the state and the region for years to come. We are keenly aware, however, that this decision will create hardship for some of our Charleston-based employees.  And we will work closely with them to make the transition as smooth as possible.”

Aubrey K. McClendon, CEO of Chesapeake, commented, “In moving most of our Charleston office responsibilities to Oklahoma City, we are adopting an operational model we have used with a high degree of success in our other shale plays.  Based on our experience, we believe that consolidating key positions in Oklahoma City dedicated to developing the Marcellus Shale will enable us to more aggressively and efficiently implement our exploration and production program across the region.

“I would also like to say that we remain very appreciative of the support we have received from Governor Manchin and others who have encouraged us since we came to Charleston four years ago with our $2.2 billion purchase of Columbia Natural Resources.  Since that time, we have invested another $850 million in West Virginia.  However, the reduction in our employee base in West Virginia became inevitable when we decided last year not to build our $40 million regional headquarters office complex in Charleston following the West Virginia Supreme Court’s refusal to consider our appeal in the Tawney case. At that time, we realized that until West Virginia’s judicial system provides fair and unbiased access to its courts for everyone, a prudent company must be very cautious in committing further resources in the state.  Even though the state Supreme Court’s decision was not the primary reason for the reorganization, it did play a significant role in our decision.”

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S. according to 2008 U.S. gas production data. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States. Further information is available at www.chk.com.